Abercrombie & Fitch Co.
Financial Information
(Unaudited)
(in thousands, except per share data)
		Fiscal 2023					Fiscal 2024
	2022	Q1	Q2	Q3	Q4	2023	Q1
Net sales	$3,697,751	$835,994	$935,345	$1,056,431	$1,452,907	$4,280,677	$1,020,730
Cost of sales, exclusive of depreciation and amortization	1,593,213	326,200	350,965	370,762	539,338	1,587,265	343,273
Gross profit	2,104,538	509,794	584,380	685,669	913,569	2,693,412	677,457
Stores and distribution expense	1,496,962	336,049	352,730	383,883	499,075	1,571,737	371,686
Marketing, general and administrative expense	517,602	142,631	144,502	162,510	193,234	642,877	177,880
Other operating (income) loss, net	(2,674)	(2,894)	(2,694)	1,256	(1,541)	(5,873)	(1,958)
Operating income	92,648	34,008	89,842	138,020	222,801	484,671	129,849
Interest expense	30,236	7,458	7,635	8,568	6,691	30,352	5,780
Interest income	(4,604)	(4,015)	(6,538)	(7,897)	(11,530)	(29,980)	(10,803)
Interest (income) expense, net	25,632	3,443	1,097	671	(4,839)	372	(5,023)
Income before income taxes	67,016	30,565	88,745	137,349	227,640	484,299	134,872
Income tax expense	56,631	12,718	30,014	39,617	66,537	148,886	19,794
Net income	10,385	17,847	58,731	97,732	161,103	335,413	115,078
Less: Net income attributable to noncontrolling interests	7,569	1,276	1,837	1,521	2,656	7,290	1,228
Net income attributable to Abercrombie & Fitch Co.	$2,816	$16,571	$56,894	$96,211	$158,447	$328,123	$113,850

Net income per share attributable to Abercrombie & Fitch Co.:
Basic	$0.06	$0.33	$1.13	$1.91	$3.13	$6.53	$2.24
Diluted	$0.05	$0.32	$1.10	$1.83	$2.97	$6.22	$2.14

Weighted-average shares outstanding:
Basic	50,307	49,574	50,322	50,504	50,559	50,250	50,893
Diluted	52,327	51,467	51,548	52,624	53,399	52,726	53,276

Abercrombie & Fitch Co.
Financial Information
(Unaudited)
		Fiscal 2023					Fiscal 2024
	2022	Q1	Q2	Q3	Q4	2023	Q1
Segment comparable sales (1)
Americas comparable sales (2) (3)	Not provided	Not provided	14%	16%	17%	13%	21%
EMEA comparable sales (2) (4)	Not provided	Not provided	6%	15%	10%	7%	23%
APAC comparable sales (2) (5)	Not provided	Not provided	26%	32%	21%	26%	22%
Comparable sales (2)	Not provided	3%	13%	16%	16%	13%	21%

Branded comparable sales
Abercrombie comparable sales (2) (6)	Not provided	14%	23%	26%	28%	23%	29%
Hollister comparable sales (2) (7)	Not provided	(6)%	5%	7%	6%	4%	13%
Comparable sales (2)	Not provided	3%	13%	16%	16%	13%	21%

(1) Net sales by segment are presented by attributing revenues to an individual country on the basis of the segment that fulfills the order.
(2) Comparable sales are calculated on a constant currency basis. Refer to "REPORTING AND USE OF GAAP AND NON-GAAP MEASURES," for further discussion. The Company did not provide comparable sales results for fiscal 2022 due to temporary store closures as a result of COVID-19.

(3) The Americas segment includes the results of operations in North America and South America.
(4) The EMEA segment includes the results of operations in Europe, the Middle East and Africa.
(5) The APAC segment includes the results of operations in the Asia-Pacific region, including Asia and Oceania.
(6) For purposes of the above table, Abercrombie includes Abercrombie & Fitch and abercrombie kids.
(7) For purposes of the above table, Hollister includes Hollister and Gilly Hicks.
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